Exhibit 99.1

Packaging Corporation of America

Acquisition of Boise Inc.

September 16, 2013

Packaging Packaging Corporation Corporation of America of America

Certain statements in this presentation are forward-looking statements.

Forward-looking statements include statements about our future financial condition, our industry and our business strategy. Statements that contain words such as “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA.

Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations are those identified under the caption “Risk Factors” in PCA’s Form 10K filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

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Acquisition of Boise Inc.

Acquire Boise Inc. in an all-cash transaction for $12.55 per share

$ Millions

Million Transaction

Shares Value

Acquired Equity 102 PCA plans to refinance existing Boise debt and acquired equity in a $2.0 billion debt offering

Committed bridge financing from BofA Merrill Lynch

Expected closing Q4 2013

$ 1,281

Net Debt (Jun-30) 714

Total Acquisition Value $ 1,995

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Compelling Strategic Rationale

With the acquisition of Boise, PCA becomes a $5.5 billion revenue company, with EBITDA of approximately $1 billion

Expected synergies of $105 million over three years

Provides low cost mill capacity to support corrugated products growth

Expands PCA’s corrugated products offerings

Excellent geographic fit

Meaningful opportunities in the paper business

Combined company generates strong cash flow for debt paydown

Transaction expected to be immediately accretive to earnings

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Boise Inc. at a Glance

LTM sales of $2,501 million

Adjusted LTM EBITDA of $297 million(1)

1.1 million tons of containerboard capacity with D2 Conversion(2)

1	packaging mill (DeRidder)

26 converting facilities with 10 billion board feet of corrugated shipments

2	paper mills (International Falls, Jackson)
1	packaging / paper mill (Wallula)
(1)
(1)	Excluding special items.

(2) Includes 300,000 ton increase from mid-year 2014 Boise DeRidder mill no.2 machine conversion to produce linerboard and corrugating medium, and 30,000 tons from PCA operations.

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Overview of Packaging Facilities

BSF Mill

Combining Sheet / Sheet Annual Capacity

Plants Specialty Feeder Other Total Shipments Mills (000 Tons)

Packaging

PCA 41 30 0 0 71 36.2 4 2,600

Boise

Box Plants 5 1 1 0 7

Tharco 3 3 0 0 6

Hexacomb 0 0 0 13 13

Total Boise Packaging 8 4 1 13 26 10.4 1 1,100

Total Packaging 49 34 1 13 97 46.6 5 3,700

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Complementary Footprints

Europe

Boise Facilities

PCA Facilities

Significant West Coast Presence

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Purchase Price Overview

($ Millions)

Purchase Price $ 1,995

LTM EBITDA(1) Multiple 6.7x

Synergies at Run Rate $ 105

LTM EBITDA Multiple 5.0x

(with synergies)

(1)	Excluding special items.
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Summary Pro Forma P&L and Cash Flow

($ Millions)

LTM as of 6/30/13

Revenue $ 5,517

EBITDA(1) $ 879

Run-Rate Synergies $ 105

EBITDA + Synergies $ 984

EBITDA + Synergies Less Cap-Ex $ 694

(1)	Excluding special items.

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Pro Forma Capitalization

($ Millions)

PCA PF 6/30/13

Cash and Equivalents $ 136

Existing PCA Debt $ 659

New Debt Issued (Bank & Bonds) $ 2,000

Total Debt $ 2,659

Net Debt $ 2,523

Credit Statistics

Debt/ Adjusted LTM EBITDA(1) 3.0x

Net Debt/ Adjusted LTM EBITDA(1) 2.9x

Adjusted LTM EBITDA(1)/ Interest (1) 8.9x

(1)	Excluding special items.

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Summary

Transformational opportunity for PCA, positioning the Company for long term revenue and profit growth

Significant operational benefits through scale and synergies; plays to our strengths

Meaningful free cash flow generation to de-lever balance sheet over time

Plans to reduce debt by $1 billion over three to four years

Compelling value proposition for PCA shareholders

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Other Information Packaging

This communication is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of

Boise’s common stock described in this news release has not commenced. At the time the tender offer is commenced, PCA will file or cause to be filed a Tender Offer Statement on Schedule TO with the

Securities and Exchange Commission (SEC) and Boise will file a

Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC related to the tender offer. The Tender Offer Statement (including an Offer to Purchase, a related Letter of Transmittal and other tender offer documents) and the Solicitation/Recommendation Statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Boise’s stockholders at no expense to them by the information agent for the tender offer, which will be announced. In addition, all of those materials (and all other offer documents filed with the

SEC) will be available at no charge on the SEC’s website at www.sec.gov.

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Appendix
Reconciliation of Non-GAAP Financial Measures (1)
Unaudited

(in millions)	Twelve Months Ended June 30, 2013				
	PCA	Boise			
		Packaging	Paper	Corporate OH / Elims	Total
As reported:					
Net sales	$ 3,015.5	$ 1,160.6	$ 1,390.2	$ (49.4)	$ 2,501.4
EBIT	$ 401.0	$ 86.5	$ 30.1	$ (31.9)	$ 84.7
Depreciation, amortization, & depletion	171.9	63.4	97.0	4.4	164.8
EBITDA	$ 572.9	$ 149.9	$ 127.1	$ (27.5)	$ 249.5
Special items:					
Plant closure charges (2)	2.0	-	-	-	-
Pension curtailment charge (3)	7.8	-	-	-	-
Restructuring costs (4)	-	1.0	-	-	1.0
St. Helens charges (5)	-	-	31.7	-	31.7
International Falls restructuring charges (6)	-	-	12.3	-	12.3
Transaction-related costs (7)	-	-	-	2.0	2.0
Total special items	9.8	1.0	44.0	2.0	47.0
EBITDA excluding special items	$ 582.7	$ 150.9	$ 171.1	$ (25.5)	$ 296.5

	Combined PCA and Boise			
	Packaging	Paper	Corporate OH / Elims	Total
Net Sales	$ 4,176.1	$ 1,390.2	$ (49.4)	$ 5,516.9
EBITDA excluding special items	$ 806.8	$ 171.1	$ (98.7)	$ 879.2

Notes to Reconciliation of Non-GAAP Financial Measures

(1) EBITDA and EBITDA excluding special items are non-GAAP financial measures. The effect of special items are excluded as management considers such items to be unusual in nature. Management uses these measures to focus on on-going operations and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results.

(2) Represents charges from plant closures.

(3) Represents a curtailment charge of $7.8 million related to the Company's hourly defined benefit plan.

(4) Represents restructuring costs of $1.0 million related to Boise's announced project to convert a paper machine at the DeRidder, Louisiana paper mill to produce lightweight linerboard and corrugating medium.

(5) Represents costs of $31.7 million in connection with ceasing paper production at the one remaining paper machine at Boise's St. Helens, Oregon paper mill which was shut down in December 2012.

(6) Represents $12.3 million of restructuring costs to shut down two paper machines and an off-machine coater at Boise's International Falls, Minnesota paper mill, in fourth quarter 2012

(7) Represents transaction-related costs including expenses associated with transactions, whether consummated or not.

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Unique Opportunity for PCA

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